SEPARATION AGREEMENT AND
GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made and entered into by and between Julius R. Glaser, Jr. ("Mr. Glaser") and MEMC Electronic Materials, Inc. ("MEMC"). In consideration of the following promises, the parties agree as follows:

1.	Separation from Employment.

Mr. Glaser acknowledges that he will separate from employment with MEMC effective as of February 28, 2002 (the "Separation Date"). As of such Separation Date, Mr. Glaser's employment relationship with MEMC will end. MEMC and Mr. Glaser have agreed to settle all matters relating to Mr. Glaser's employment relationship with MEMC and its termination.

2.	Resignation Status of Employee.

Mr. Glaser voluntarily resigns from MEMC effective as of the Separation Date, which resignation is hereby accepted by MEMC. Mr. Glaser's MEMC personnel file will reflect his resignation as of the Separation Date. Effective as of the Separation Date, Mr. Glaser shall automatically and without taking any further actions be deemed to have resigned from all positions then held by him with MEMC and all of its subsidiaries.

3.	Separation Payments and Benefits

MEMC (a) shall pay Mr. Glaser in cash the sum of $442,133 (subject to applicable tax withholding) within 30 days after the Separation Date, (b) agrees to allow Mr. Glaser to exercise his outstanding stock options in accordance with the applicable stock option agreements as if he had terminated employment on account of retirement (all outstanding stock options will be fully vested and may be exercised within the three year period beginning March 1, 2002) and (c) shall at MEMC's expense (not to exceed $18,000) provide Mr. Glaser with the "Senior Executive Service" outplacement program through the firm of Right Management Consultants, all in consideration and in exchange for Mr. Glaser's promises and obligations herein and as payment in full of the amounts to which Mr. Glaser is entitled from MEMC under any plan of MEMC in which Mr. Glaser is a participant, including without limitation the MEMC Electronic Materials, Inc. Severance Plan for Senior Officers (the "Severance Plan"), and/or under any employment agreement with MEMC to which Mr. Glaser is a party, so long as Mr. Glaser submits this Agreement, properly executed, to MEMC on or before February 22, 2002 and adheres to the promises and agreements set out in this Agreement. The payments and benefits provided herein are made in lieu of any and all payments or benefits that might otherwise be available to Mr. Glaser arising out of his employment with MEMC, excluding Mr. Glaser's non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under the MEMC Pension Plan and the MEMC Retirement Savings Plan, as such plans may be hereafter amended. Mr. Glaser acknowledges that the payments and benefits provided herein are greater than the payments and benefits to which Mr. Glaser would otherwise be entitled under the Severance Plan, MEMC's annual bonus plan and any other MEMC plan or agreement constituting his employment agreement with MEMC.

4.	Mr. Glaser's Agreement Not to File Suit

In consideration of the payments and benefits set out in paragraph 3 above, Mr. Glaser agrees for himself and on behalf of, as applicable, his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, that he will not file or otherwise submit any charge, claim, complaint or action to any agency, court, organization, or judicial forum (nor will he permit any person, group of persons, or organization to take such action on his behalf except as otherwise provided by law) against MEMC, nor file or otherwise submit any such charge, claim, complaint or action against any subsidiary, affiliate or parent company of MEMC, or against any officer, agent, employee, successor or assign of MEMC (or of any such subsidiary, affiliate or parent company of MEMC) arising out of any action or non-action on the part of MEMC or on the part of any such above-referenced entity or any officer, agent or employee of MEMC or of any such entity for any act or event that occurred on or prior to the date of execution of this Agreement. Said claims, complaints and actions include, but are not limited to (a) any breach of an actual or implied contract of employment between Mr. Glaser and MEMC, (b) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, whistle blowing, or intentional infliction of emotional distress), (c) any claim of defamation or other common-law action, or (d) any claim of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq., 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Section 201, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701, et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. Section 1001, et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101, et seq., the Older Worker Benefit Protection Act ("OWBPA") 29 U.S.C. Section 621, et seq., or any other relevant federal, state, or local statute or ordinance.

5.	Mr. Glaser's Release of Claims.

Mr. Glaser hereby agrees for himself, and as applicable, his heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, to release and forever discharge MEMC and its subsidiaries, affiliates, and parent companies, and their respective officers, agents, employees, successors and assigns, from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, including claims, complaints and actions described in paragraph 4, which have arisen or could arise between Mr. Glaser, on the one hand, and MEMC or said persons or related entities, on the other hand, from matters which occurred on or prior to the effective date of this Agreement, which matters include this Agreement and Mr. Glaser's separation of employment from MEMC.

6.	Mr. Glaser's Release and Waiver of Other Claims

Except as expressly provided in this Agreement, Mr. Glaser agrees, for himself, and, as applicable, for and on behalf of his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, to further release and waive any claims related to pay, vacation pay, insurance or welfare benefits or any other benefits of employment with MEMC arising from events occurring on or prior to the effective date of this Agreement. Notwithstanding any provision of this Agreement, this Agreement does not include any release or waiver of Mr. Glaser's non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under the MEMC Pension Plan and the MEMC Retirement Savings Plan, as such plans may be hereafter amended, which rights are not released hereby but survive unaffected by this Agreement.

7.	MEMC's Release of Claims

MEMC hereby releases, remises and forever discharges Mr. Glaser from any and all claims or other causes of action it may have against Mr. Glaser on account of any contract, supposed liability, or thing done or omitted for all times in the past to the effective date of this Agreement.

8.	Obligation Regarding Confidential Information

Except as otherwise provided in paragraph 12, Mr. Glaser agrees that he has continuing obligations to MEMC pursuant to the Employment Agreement between himself and MEMC dated March 3, 1999. Any violation of those obligations by Mr. Glaser constitutes a material breach of this Agreement and subjects Mr. Glaser to forfeiture of all benefits and payments pursuant to this Agreement. MEMC expressly reserves the right to pursue all other legal remedies available to it by virtue of any breach of the March 3, 1999 Employment Agreement.

9.	Nondisparagement.

Mr. Glaser represents that he will not, in any way, disparage MEMC or any subsidiary, affiliate or parent of MEMC, or any officer, agent, employee, successor or assign of any of them, or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities. MEMC represents that it will not, in any way, disparage Mr. Glaser or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Mr. Glaser.

10.	No Admission of Wrongdoing

The parties agree that nothing in this Agreement is an admission of any wrongdoing by either party.

11.	Confidentiality of Agreement.

Mr. Glaser agrees to keep the terms of this Agreement confidential except as he might be lawfully compelled to give testimony by a court of competent jurisdiction or as he may be required by law, regulation, governmental authority or similar body to disclose. This means that except as stated above, he will not, at any time, talk about, write about or otherwise publicize this Agreement, or its negotiation, execution or implementation, except (a) with an attorney who may be advising him in connection with this Agreement; (b) with a financial consultant or executive outplacement counselor; (c) with his spouse, or (d) with respect to the factual information contained in paragraphs 1, 2 and 12 hereof and the continuing obligations of Mr. Glaser under the March 3, 1999 Employment Agreement, provided that said persons to whom disclosure is permitted pursuant to (a), (b) and (c) of this paragraph 11 promise to keep the information that may be revealed to them confidential and not to disclose it to others. Notwithstanding the foregoing, the provisions of this paragraph 11 shall terminate with respect to any information that MEMC discloses in a public filing with the Securities and Exchange Commission.

12.	NonSolicitation.

During the period commencing on the effective date of this Agreement and ending on the first anniversary of the Separation Date, Mr. Glaser will not, directly or indirectly, for his own account or for the account of any other person or entity, anywhere in the United States or anywhere else in the world where MEMC or any of its subsidiaries or joint ventures are conducting business, (i) solicit for employment, employ or otherwise interfere with the relationship of MEMC or any of its subsidiaries or joint ventures with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for MEMC or any of its subsidiaries or joint ventures at any time during which Mr. Glaser was employed by MEMC or (ii) induce any employee of the MEMC or any of its subsidiaries or joint ventures (A) to engage in any activity which Mr. Glaser is prohibited from engaging in under this Agreement or (B) to terminate his or her employment with MEMC or any of its subsidiaries or joint ventures. For purposes of this paragraph 12, "solicit" means any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action. The provisions of this paragraph 12 shall supersede the non-solicitation provisions included in the second paragraph under "Competitive Activity" of the March 3, 1999 Employment Agreement.

13.	Arbitration.

Except for the enforcement of any rights to equitable relief pursuant to paragraph 8 or relief under paragraph 8, Mr. Glaser and MEMC agree that any dispute, controversy or claim (between Mr. Glaser and MEMC) arising out of, based upon or relating to Mr. Glaser's employment, the termination of his employment, this Agreement or its breach, whether denominated as torts or contract claims or as statutory or regulatory claims (including claims for discrimination or discharge based upon race, sex, age, religion, disability or other prohibited grounds), whether arising before, during or after termination of Mr. Glaser's employment, and also including any dispute about whether any particular controversy is arbitrable under the terms of this paragraph, shall be resolved by binding arbitration before one (1) arbitrator. Procedurally, the arbitration will be governed by the then-current Rules for Resolution of Employment Disputes of the American Arbitration Association. Any arbitration herein would be held in St. Louis County, Missouri. Judgment on an arbitration award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The Arbitrator shall have the authority to award costs of the Arbitration (including attorney's fees) in a manner consistent with the controlling substantive claim at issue. Similarly, the Arbitrator shall have the authority to award damages (or other relief) consistent with the substantive claim being asserted.

14.	Knowing and Voluntary Agreement.

Mr. Glaser hereby represents, declares and agrees that he voluntarily accepts the provisions of this Agreement for the purpose of making a full and final compromise and settlement of all matters relating to Mr. Glaser's employment relationship with MEMC and its termination. Mr. Glaser is advised to consult an attorney. Mr. Glaser understands the effect of signing this Agreement.

15.	Entire Agreement.

This Agreement, when executed, contains the entire agreement between the parties and, except as specifically referenced herein, there are no other understandings or agreements, written or oral, between them on the subject except as expressly stated herein. This Agreement, except as specifically referenced herein, fully supersedes and replaces any and all prior agreements or understandings, if any, between Mr. Glaser and MEMC on any matter that is addressed in this Agreement. This Agreement cannot be amended or modified except by a written document signed by both MEMC and Mr. Glaser. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

16.	Governing Law, Invalidity of Provisions.

This Agreement shall be construed and governed by the laws of the State of Missouri (except its laws and decisions regarding conflicts of law which shall be disregarded in their entirety). If any part or provision of this Agreement is determined to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is over-broad, that provision shall not be void, but rather shall be limited only to the extent required by applicable law and enforced as so limited.

17.	Consequences of Violation of this Agreement.

If it is finally determined by a court or arbitrator that either party has violated any of the promises contained in this Agreement, then such party shall reimburse the other party for all reasonable costs incurred by the other party, including reasonable attorneys' fees, in enforcing or defending its rights under this Agreement.

18.	Acknowledgment and Consideration Period.

Mr. Glaser acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement before its execution. This Agreement shall not be effective until seven (7) calendar days after the date of execution by Mr. Glaser. During this seven-day period, Mr. Glaser may revoke this Agreement by notifying MEMC in writing. Upon expiration of the seven-day period, Mr. Glaser acknowledges that this Agreement becomes final and binding.

19.	Binding Agreement and Assignment.

This Agreement shall be binding upon and inure to the benefit of Mr. Glaser and Mr. Glaser's heirs and representatives, and to MEMC, its successors and assigns; further, this Agreement and the benefits provided hereunder are not assignable by Mr. Glaser without MEMC's express written consent.

20.	By signing this Agreement, Mr. Glaser acknowledges:
A.	HE HAS READ THIS AGREEMENT COMPLETELY.
B.	HE HAS HAD AN OPPORTUNITY TO CONSIDER THE TERMS OF THIS AGREEMENT.
C.	HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.
D	HE KNOWS THAT HE IS GIVING UP IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.
E.	HE UNDERSTANDS AND MEANS EVERYTHING THAT HE HAS SAID IN THIS AGREEMENT, AND HE AGREES TO ALL ITS TERMS
F.	HE IS NOT RELYING ON MEMC OR ANY REPRESENTATIVE OF MEMC TO EXPLAIN THIS AGREEMENT OR HIS RIGHTS TO HIM
G.

HE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY AND OTHER ADVISORS TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO HIM BEFORE HE SIGNED IT, AND HE HAS AVAILED HIMSELF OF THIS OPPORTUNITY TO WHATEVER EXTENT HE DESIRED

H	HE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND ENTIRELY OF HIS OWN FREE WILL WITHOUT ANY PRESSURE FROM MEMC OR ANY REPRESENTATIVE OF MEMC.

 THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES (SEE PARAGRAPH 13).

 IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement and General Release.

MEMC ELECTRONIC MATERIALS, INC.

By: /s/ Thomas P. Stiffler Company Representative Title: Corporate Vice President /s/ Julius R. Glaser Date: February 1, 2002

MEMC Witness to Mr. Glaser Signature
By: /s/ M.B. Stonum Name: M.B. Stonum Date: February 1, 2002